UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  December 21, 2016

HOUGHTON MIFFLIN HARCOURT COMPANY
(Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation)	001-36166 (Commission File No.)	27-1566372 (IRS Employer Identification No.)

125 High Street Boston, MA (Address of principal executive offices)	02110 (Zip Code)

(617) 351-5000
(Registrant’s telephone number, including area code)
222 Berkeley Street
Boston, MA 02116
 (Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.     Entry into a Material Definitive Agreement.

On December 21, 2016, Houghton Mifflin Harcourt Company (the “Company”) increased the size of the Company’s board of directors (the “Board”) from eight to nine members and appointed Daniel M. Allen, President, Senior Portfolio Manager and partner of Anchorage Capital Group, L.L.C. (“Anchorage”), to the Board and its Nominating, Ethics and Governance Committee.  The appointment was made pursuant to a nomination agreement (the “Nomination Agreement”) the Company entered into with certain affiliates of Anchorage who are stockholders of the Company (the “Anchorage Holders”) dated as of December 21, 2016.
Pursuant to the Nomination Agreement, the Company also agreed, among other things (and subject to certain terms and conditions), to include Mr. Allen on the Company’s slate of director candidates for re-election at the Company’s 2017 annual meeting of stockholders.
The Nomination Agreement contains restrictions on certain actions by the Anchorage Holders that will apply during Mr. Allen’s (or a replacement designee’s) tenure on the Board and at least until 30 days prior to the expiration of the Company’s advance notice period for the nomination of directors at the Company’s 2018 annual meeting of stockholders (the “Restricted Period”), which restrictions include, among other things and with certain carve-outs, restrictions on: (i) soliciting proxies or initiating a stockholder proposal with respect to the Company; (ii) forming or influencing any “group” (as defined pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended) with respect to securities of the Company; (iii) acquiring additional shares where it would result in Anchorage beneficially owning more than 20% of the Company’s outstanding common stock; (iv) other than in an underwritten widely dispersed public offering, knowingly transferring common stock to any person or group that would beneficially own more than 10% of the Company’s outstanding common stock as a result of such transfer; (v) making disparaging public statements regarding the Company or its affiliates (with the Company agreeing to a reciprocal restriction) or making public proposals regarding changes in the Company’s business or financial condition; and (vi) initiating legal proceedings against the Company or requesting inspection of the Company’s corporate books and records. Additionally, for the duration of the Restricted Period, the Anchorage Holders have agreed to cause all voting securities owned by the Anchorage Holders to, at each Company stockholder meeting, be present for quorum purposes and vote (i) for all directors nominated by the Board for election and (ii) in accordance with the recommendation of the Board on any precatory or non-binding proposals.

The Anchorage Holders further agreed that, upon Anchorage and its affiliates ceasing to beneficially own at least 10% of the Company’s outstanding common stock: (i) the Anchorage Holders would be required to cause Mr. Allen to promptly offer to tender his resignation from the Board and any committee of the Board on which he may be a member and, if requested by the Company, deliver his written resignation, to be effective immediately, to the Board, which shall have sole discretion over whether to accept or reject such resignation; and (ii) the Company’s obligations under the Nomination Agreement would terminate.  Accordingly, on December 21, 2016, Mr. Allen executed and delivered to the Company an irrevocable letter of resignation, effective only upon, and subject to, such time as the Anchorage Holders fall below the foregoing ownership threshold and the Board accepts such resignation.

The foregoing summary of the Nomination Agreement is not complete and is qualified in its entirety by the full text of the Nomination Agreement, a copy of which is filed herewith as Exhibit 10.1 to this report and is incorporated by reference herein.

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth under Item 1.01 of this report is incorporated by reference into this Item 5.02.

In connection with Mr. Allen’s appointment to the Board, the Company intends to enter into an indemnification agreement with Mr. Allen in substantially the form of the standard indemnification agreement entered into by the Company with its other directors, the form of which was previously filed with the SEC as Exhibit 10.12 to Amendment No. 1 to the Company’s Registration Statement on Form S-1 (File No. 333-190356).

The Company has previously disclosed certain other transactions and arrangements with Anchorage pursuant to Item 404(a) of Regulation S-K under the heading “Related Person Transactions” on pages 11 through 13 of the Company’s definitive proxy statement on Schedule 14A for its 2016 annual meeting of stockholders, which was filed with the Securities and Exchange Commission on March 30, 2016 (File No. 001-36166). The foregoing proxy statement disclosure (and no other part of such proxy statement) is incorporated by reference herein.

Item 7.01.     Regulation FD Disclosure.

On December 22, 2016, the Company issued a press release announcing the appointment of Mr. Allen to the Board and the entry into the Nomination Agreement.  A copy of the press release is furnished herewith as Exhibit 99.1 to this report.

Item 9.01.     Financial Statements and Exhibits.

(d)            Exhibits

Exhibit No.	Description

10.1	Nomination Agreement dated as of December 21, 2016, by and among Houghton Mifflin Harcourt Company and certain affiliates of Anchorage Capital Group, L.L.C.

99.1	Press Release dated December 22, 2016.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
HOUGHTON MIFFLIN HARCOURT COMPANY

By:	/s/ William F. Bayers
Name:	William F. Bayers
Title:	Executive Vice President, Secretary and General Counsel

Dated:  December 22, 2016.

EXHIBIT INDEX

Exhibit No.	Description

10.1	Nomination Agreement dated as of December 21, 2016, by and among Houghton Mifflin Harcourt Company and certain affiliates of Anchorage Capital Group, L.L.C.

99.1	Press Release dated December 22, 2016.